Exhibit 10.63
Compensatory Arrangements for Executive Officers
     The Compensation Committee (the “Committee”) of the Board of Directors of OSI Pharmaceuticals, Inc. (“OSI” or the “Company”) approved the 2009 salaries and 2008 cash bonuses for OSI’s named executive officers (as that term is defined in Item 402 of Regulation S-K) as set forth in OSI’s proxy statement dated May 2, 2008 (the “2008 Proxy”). The following table sets forth the annual base salary level of such named executive officers for 2009 and the 2008 cash bonuses for each such officer as well as the 2009 annual base salary of the Company’s current chief financial officer:

Name and Position	2009 Base Salary	2008 Bonus
Colin Goddard, Ph.D.	$640,000	$705,000
Chief Executive Officer

Michael G. Atieh (1)	$—	$233,000
Former Executive Vice President, Chief Financial Officer and Treasurer

Gabriel Leung	$455,000	$235,000
Executive Vice President and President, (OSI) Oncology

Pierre Legault (2)	$450,000	$—
Executive Vice President, Chief Financial Officer and Treasurer

Anker Lundemose, M.D., Ph.D., D.Sc.	£236,000	£130,000
Executive Vice President and President, (OSI) Prosidion

Robert L. Simon	$415,000	$223,000
Executive Vice President, Pharmaceutical Development and Manufacturing

(1)	Mr. Atieh retired from his position as the Company’s Chief Financial Officer and Treasurer effective December 29, 2008 and its Executive Vice President effective January 5, 2009, and received a 2008 bonus in accordance with the terms of his employment agreement.

(2)	Mr. Legault’s employment as Executive Vice President, Chief Financial Officer and Treasurer commenced on December 29, 2008. As such, he was not entitled to a bonus for 2008.
Cash Bonuses
     The 2008 bonus awards were computed in accordance with the Committee’s policy of awarding annual bonuses for executive officers, as disclosed in the Compensation Discussion and Analysis section of the 2008 Proxy. The bonus awards were paid out in February 2009 based on individual and corporate performance measurers considered in December 2008 and February 2009, respectively. OSI has established a discretionary annual cash bonus program for all of its employees, including its executive officers. The bonus targets, which are a percentage of base salary, for all of its executive officers are based upon their respective grade levels. The amount of bonus actually paid to its employees, including the executive officers (other than OSI’s CEO), is a function of the corporate and individual performance measures. The CEO’s bonus is based entirely on corporate performance measures. Consistent with its compensation objectives, a larger portion of the bonuses for OSI’s executive officers is tied to corporate performance as compared to individual performance. In addition, the performance of their respective department(s) or function group(s) is the largest component in measuring the individual performance for executive officers (other than the CEO).

     The actual amount of the bonuses paid to its executive officers, including the CEO, varies depending upon the Company’s performance (which is 80% of the total bonus) and, for executive officers other than the CEO, such executive officers’ individual performance (which is 20% of the total bonus). The corporate component has ranged between 80% and 150% of the corporate component target and the individual performance component has ranged between approximately 80% and 130% of the individual performance component target depending upon an executive’s individual performance rating. In 2008, the Committee set the corporate component at 110% for all executive officers, including the CEO. The individual component of the annual cash bonus is based on the executive officer’s individual performance rating, determined in the manner discussed above. For 2008, the individual performance component of the annual cash bonus was set between approximately 80% and 130% for executive officers who received one of the top three performance ratings
     The bonus targets for the named executive officers are either set in accordance with their employment agreements or are based upon their respective grade levels. The 2009 bonus targets (which represent a percentage of base salary) for the named executive officers are as follows:

Name	Target
Colin Goddard, Ph.D.	100%
Pierre Legault	55%
Gabriel Leung	50%
Anker Lundemose, M.D., Ph.D., D.Sc.	50%
Robert L. Simon	50%
Equity Awards
     OSI grants equity awards of stock options, restricted stock, restricted stock units and/or deferred stock units to certain employees under its Amended and Restated Stock Incentive Plan. Most of its employees, including its executive officers, receive an annual equity grant in December. The total amount of equity to be granted is initially determined by the CEO in consultation with the Senior Vice President of Human Resources and Training, and then recommended to the Committee for approval. The exercise price for all stock options is set at the closing price of OSI’s common stock on the date that the Committee approves the annual grant, with such approval date serving as the date of grant. Equity grants to the named executive officers are designed to provide a level of equity compensation that is at the approximate 50th percentile of that awarded by OSI’s peer group of companies. OSI determines the value of the grants provided to each executive officer. For 2008, the named executive officers received grants within 20% of their target guidelines, with the exception of Mr. Simon who received a grant of options and restricted stock units in excess of his 20% target guideline based on his individual performance rating.
     As noted above, Mr. Atieh retired from OSI effective January 5, 2009. In connection with his retirement, the Committee approved the following: that all of Mr. Atieh’s unvested options as of January 5, 2009 continue to vest for an additional three months and remain exercisable through the life of the grant and that the exercise period for all of Mr. Atieh’s vested options, not meeting the retirement provision of our incentive plan, as of January 5, 2009 that would terminate within three months of January 5, 2009 be extended for an additional three months.
Perquisites
     OSI provides very few perquisites to its executive officers. Certain of its named executive officers receive a reimbursement of relocation expenses, temporary housing allowance, legal fees and home security systems.